Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_________) and related Prospectus of Urstadt Biddle Properties Inc. for the registration of 400,000 shares of its common stock and 400,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated December 10, 2003, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP

New York, New York
April 29, 2004